Exhibit 99.1

[PGA Logo]

PERSONNEL GROUP OF AMERICA

Contacts:	James C. Hunt Chief Financial Officer (704) 442-5105	Ken R. Bramlett, Jr. Senior Vice President (704) 442-5106

PERSONNEL GROUP OF AMERICA REPORTS FOURTH QUARTER RESULTS

ANNOUNCES FURTHER SFAS 142 CHARGE

CHARLOTTE, N.C. (February 19, 2003) — Personnel Group of America, Inc. (OTCBB: PRGA.OB), a leading information technology and professional staffing services company, today announced its results for the fourth quarter and year ended December 29, 2002.

For the fourth quarter, total revenues were $136.3 million compared with $154.8 million in the fourth quarter last year. PGA’s Commercial Staffing business contributed $70.9 million, or 52%, of total revenues during the quarter, and the Company’s Information Technology Services practice added $65.4 million, or 48%, of total revenues. Primarily as the result of certain restructuring and rationalization charges and a further SFAS 142 goodwill impairment charge, PGA reported a net loss of $96.0 million, or ($3.58) per share, for the fourth quarter, compared with a net loss of $65.4 million, or ($2.45) per share, in the fourth quarter last year. During the fourth quarter of 2002, the Company recorded restructuring and rationalization charges of $5.7 million ($4.0 million after tax), or ($0.15) per share, related primarily to office closures, branch consolidations and lease space reductions. Additionally, as required by SFAS 142, the Company recorded a non-cash goodwill impairment charge of $89.9 million, or ($3.35) per share, in the fourth quarter of 2002.

Exclusive of goodwill impairment and restructuring and rationalization charges, the Company recorded operating income of $1.4 million, or $0.05 per share, for the fourth quarter, versus an operating loss, also exclusive of goodwill impairment and restructuring and rationalization charges, of $0.8 million, or ($0.03) per share, in the fourth quarter last year.

For the full year, revenues decreased to $557.7 million from $732.3 million in 2001 and PGA’s net loss increased to $350.5 million, or ($13.10) per share, from $66.7 million, or ($2.52) per share, in 2001. As previously reported, effective at the beginning of 2002, the Company was required to adopt SFAS 142, which resulted in a non-cash goodwill impairment charge of $242.5 million, or ($9.06) per share, to reflect the cumulative effect of the accounting change, net of tax benefit. Exclusive of goodwill impairment and restructuring and rationalization charges, PGA reported operating income of $8.1 million, or $0.30 per share, down from $14.8 million, or $0.56 per share on an equivalent basis, last year. As a result of the goodwill impairment and restructuring and rationalization charges of $89.9 million and $8.3 million, respectively, PGA reported an operating loss of $90.1 million, or ($3.37) per share, for full year 2002.

“Our operations held up well in 2002 in the face of what has been characterized as an extremely difficult environment for the staffing services industries,” noted Larry L. Enterline, PGA Chief Executive Officer. “As we expected, revenue generation was a challenge throughout the year

PGA Announces Fourth Quarter Results

February 19, 2003

and our IT revenue declines throughout the year more than offset the sequential revenue increases we saw in Commercial Staffing in the second half. We focused in 2002 on maintaining our customer relationships, preserving as much of our infrastructure as possible and rightsizing our expenses for the reduced revenue expectations. Despite the tough operating conditions, we generated positive cash flow during the year and entered 2003 with significant cash on our balance sheet. More importantly, however, we have preserved critical infrastructure and our field management has been successful in keeping key resources intact. Obviously, we will not see the results of these efforts until the environment improves, but PGA is better positioned today because of these strong efforts, and I congratulate each and every one of our people in the field who stayed with us during this very tough year.”

“We are continuing to pursue a comprehensive financial restructuring with our senior lenders and significant note holders,” Mr. Enterline added, “and we are working hard with these creditors to finalize terms and conditions.”

PGA continued to manage its cash very closely throughout 2002, and also reported that 2001 income tax refunds and its ongoing receivables management programs had resulted in significant cash generation in 2002. At the end of the fourth quarter, the Company had $22.6 million of cash on hand and expects to receive additional federal income tax refunds of approximately $24.4 million in 2003. Days sales outstanding (DSO) at the end of the fourth quarter were 43 days in Commercial Staffing (with average DSO during the year of 40 days), 54 days in IT, and 49 days overall. DSO at the end of 2001 were 40 days in Commercial Staffing, 56 days in IT, and 50 days overall.

Information Technology Services
IT Services revenues in the fourth quarter decreased 6.6% to $65.4 million from $70.0 million in the third quarter, and 28.0% from the $90.9 million of revenues in the fourth quarter last year. IT gross margins were 24.4% in the fourth quarter, up from 23.6% in the third quarter this year and down from 25.5% in the fourth quarter of 2001. Operating income margin, exclusive of the fourth quarter 2002 goodwill impairment and restructuring and rationalization charges, was 3.7%, down from 4.6% in the third quarter this year, and down from 5.4% in the fourth quarter last year.

The Company held its bill rate and pay rate spread relatively constant during the fourth quarter. Average bill rates were $74.92 in the fourth quarter and average pay rates were $56.79, up slightly from $74.12 and $56.22, respectively, in the third quarter. IT billable headcount declined from the third quarter levels, with an average of approximately 2,027 IT professionals on assignment during the quarter and 1,969 IT professionals on assignment at the end of the quarter.

Commercial Staffing
Revenues for PGA’s Commercial Staffing unit in the fourth quarter increased 4.8% to $70.9 million from $67.6 million in the third quarter, and 11.0% from the $63.9 million of revenues generated in the fourth quarter of last year. Gross profits in Commercial Staffing in the fourth quarter declined 0.8% from $15.2 million in the third quarter to $15.0 million. Commercial Staffing permanent placement revenue in the fourth quarter decreased 37.3% from the fourth quarter last year, declined 21.3% from the third quarter, and declined as a percentage of total division sales to 2.3% in the fourth quarter from 3.1% in the third quarter. As a result of the softer permanent placement business, gross margin percentage for the quarter was 21.2%,

PGA Announces Fourth Quarter Results

February 19, 2003

down from 22.4% in the third quarter, and down from 24.8% in the fourth quarter last year. Operating income margin was 4.3%, down from 5.4% in the third quarter this year and down from 4.7% in the fourth quarter last year.

New York Stock Exchange Delisting
PGA also reported that the NYSE Committee for Review has denied the Company’s appeal of the Exchange staff’s decision to seek delisting of the Company’s common stock and advised the Company that the staff’s decision to delist PGA has been upheld. In connection with its financial restructuring, the Company intends to apply for a new stock exchange listing subject to completion of the financial restructuring.

“Although we are disappointed by the NYSE Review Committee’s decision, we are not surprised by it,” said Larry Enterline. “We expect to return to one of the stock exchanges or the NASDAQ Stock Market after we complete our financial restructuring, but in the meantime our stock will continue to trade on the Over the Counter Bulletin Board where we have been trading since November.”

Conference Call Information
PGA will conduct a conference call today at 11:00 a.m. EST to discuss the quarterly and year-end financial results. The conference call-in number is 1-800-240-2430. The call will also be Web cast live and replayed for 30 days at www.pga-inc.com or www.companyboardroom.com. A taped replay of the call will be available through February 26, 2003, by dialing 1-800-405-2236, passcode 522978#.

About PGA
Personnel Group of America, Inc. is a nationwide provider of information technology consulting and custom software development services; high-end clerical, accounting and other specialty professional staffing services; and technology systems for human capital management. The Company’s IT Services operations now operate under the name “Venturi Technology Partners” and its Commercial Staffing operations operate as “Venturi Staffing Partners” and “Venturi Career Partners.”

Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that may affect PGA’s future operating results or financial position. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements.

These risks and uncertainties include, but are not limited to, the following: the risk that the Company may not be able to complete its financial restructuring as planned or at all; although the Company believes that the listing and trading of its common stock on the OTC Bulletin Board satisfies the indenture requirement applicable to PGA’s Convertible Subordinated Notes that PGA’s common stock must be either listed for trading on a U.S. national securities exchange or approved for trading on an established automated U.S. over-the-counter trading market, the risk that a court might determine otherwise following a challenge; an Internal Revenue Service audit of the Company’s income tax returns and the risk that the amount of any expected or previously received income tax refunds discussed above could be adjusted

PGA Announces Fourth Quarter Results

February 19, 2003

following any such audit; economic declines that affect the Company’s liquidity or ability to comply with its loan covenants or covenants to be included in the definitive agreements relating to PGA’s financial restructuring; the risks of defaults under the Company’s credit agreements or the demand by any holder of the Company’s Convertible Subordinated Notes for repayment following the occurrence of a repurchase event under the indenture applicable to its Convertible Subordinated Notes; changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries; adverse changes in credit and capital markets conditions that may affect the Company’s ability to obtain financing or refinancing on favorable terms; continuing weakness or reductions in corporate information technology spending levels; adverse changes to management’s periodic estimates of future cash flows that may affect management’s assessment of its ability to fully recover its intangible assets; reductions in the supply of qualified candidates for temporary employment or the Company’s ability to attract qualified candidates; the entry of new competitors into the marketplace or expansion by existing competitors; the ability of the Company to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions; the impact of competitive pressures, including any change in the demand for PGA’s services, or the Company’s ability to maintain or improve its operating margins; the possibility of the Company incurring liability for the activities of its temporary employees or for events impacting its temporary employees on clients’ premises; the Company’s success in attracting, training and retaining qualified management personnel and other staff employees; whether governments will impose additional regulations or licensing requirements on personnel services businesses in particular or on employer/employee relationships in general; and other matters discussed in this press release and the Company’s SEC filings. Because long-term contracts are not a significant part of PGA’s business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The Company undertakes no obligation to update information contained in this release and is not responsible for any changes made to this release by wire or Internet services.

Non-GAAP Financial Measures
This press release and the accompanying financial highlights include presentation of the following financial measures: operating income, exclusive of goodwill impairment and restructuring and rationalization charges; cash earnings per diluted share; and earnings before interest, taxes, depreciation, amortization, goodwill impairment, restructuring and rationalization charges and cumulative effect of change in accounting principle, or EBITDA. These items are not financial measures under generally accepted accounting principles in the United States. The Company has included these non-GAAP financial measures because it believes that these supplemental non-GAAP financial measures permit a more meaningful comparison of the Company’s operating performance between the periods presented and because management uses them in evaluating the Company’s operating performance. Because these items are not GAAP financial measures, companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented in this press release should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. Included at the end of this press release is a table reconciling each of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation. In addition, although this press release includes a presentation of non-GAAP financial measures that excludes goodwill impairment and restructuring and rationalization charges in the fourth quarter and full year 2002, both goodwill impairment and restructuring and rationalization charges were incurred in the fourth quarter and full year 2001 as well and similar charges may recur in future periods.

PGA Announces Fourth Quarter Results

February 19, 2003

PERSONNEL GROUP OF AMERICA, INC.
Financial Highlights
(in thousands, except per share data)

	Quarters Ended			Years Ended

	December 29,	December 30,	%	December 29,	December 30,	%
	2002	2001	Change	2002	2001	Change

Revenues	$136,282	$154,760	-11.9%	$557,748	$732,327	-23.8%

Direct costs of services	105,307	115,743	-9.0%	427,947	540,659	-20.8%

Gross profit	30,975	39,017	-20.6%	129,801	191,668	-32.3%

Operating expenses:
Selling, general and administrative	27,664	34,019	-18.7%	114,590	152,928	-25.1%
Depreciation and amortization	1,920	5,832	-67.1%	7,124	23,913	-70.2%
Restructuring and rationalization charges	5,666	11,449	-50.5%	8,278	16,134	-48.7%
Goodwill impairment	89,935	56,779	58.4%	89,935	56,779	58.4%

Operating loss	(94,210)	(69,062)	36.4%	(90,126)	(58,086)	55.2%
Interest expense	4,330	3,810	13.6%	17,301	18,278	-5.3%

Loss before income taxes and cumulative effect of change in accounting principle	(98,540)	(72,872)	35.2%	(107,427)	(76,364)	40.7%
Provision (benefit) for income taxes	(2,524)	(7,493)	-66.3%	603	(9,686)	-106.2%

Loss before cumulative effect of change in accounting principle	(96,016)	(65,379)	46.9%	(108,030)	(66,678)	62.0%

Cumulative effect of change in accounting principle, net of taxes	—	—	N/A	(242,497)	—	N/A

Net loss	$(96,016)	$(65,379)	46.9%	$(350,527)	$(66,678)	425.7%

Basic and diluted earnings per common share (1):
Loss before cumulative effect of change in accounting principle	$(3.58)	$(2.45)	46.1%	$(4.04)	$(2.52)	60.3%
Loss from cumulative effect of change in accounting principle	—	—	N/A	(9.06)	—	N/A

Net loss	$(3.58)	$(2.45)	46.1%	$(13.10)	$(2.52)	419.8%

Cash earnings per diluted share (2)	$(0.07)	$0.03	-333.3%	$(0.21)	$0.36	-158.3%

Average shares outstanding
Diluted	26,838	26,666	0.6%	26,756	26,503	1.0%

Basic	26,838	26,666	0.6%	26,756	26,503	1.0%

EBITDA (3)	$3,311	$4,998	-33.8%	$15,211	$38,740	-60.7%

(1)	The conversion of the Company’s 5 3/4% Convertible Subordinated Notes due July 2004 and the conversion of stock options into common shares were excluded from the computation of earnings per diluted share in 2002 and 2001 because their effect was antidilutive.

(2)	Cash EPS is net loss before amortization of intangibles and goodwill impairment and restructuring and rationalization charges and before cumulative effect of change in accounting principle, but net of tax effects. This information is not a US GAAP measure and is not intended to be superior to US GAAP information. Cash EPS as defined by the Company may not be comparable to similarly titled measures as reported by other companies. A table reconciling this non-GAAP financial measure to the most comparable GAAP financial measure is included at the end of this press release.

(3)	Earnings before interest, taxes, depreciation, amortization, goodwill impairment, restructuring and rationalization charges, and cumulative effect of change in accounting principle. This information in not a US GAAP measure and is not intended to be superior to US GAAP information. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies. A table reconciling this non-GAAP financial measure to the most comparable GAAP financial measure is included at the end of this press release.

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PGA Announces Fourth Quarter Results

February 19, 2003

PERSONNEL GROUP OF AMERICA, INC.
Financial Highlights
(in thousands, except per share data)

	Quarters Ended			Years Ended

	December 29,	December 30,	%	December 29,	December 30,	%
	2002	2001	Change	2002	2001	Change

SELECTED SEGMENT INFORMATION:
Revenues:
IT Services	$65,407	$90,886	-28.0%	$295,387	$447,862	-34.0%
Commercial Staffing	70,875	63,874	11.0%	262,361	284,465	-7.8%

Total revenues	136,282	154,760	-11.9%	557,748	732,327	-23.8%

Gross profit:
IT Services	15,944	23,170	-31.2%	72,007	114,524	-37.1%
Commercial Staffing	15,031	15,847	-5.1%	57,794	77,144	-25.1%

Total gross profit	30,975	39,017	-20.6%	129,801	191,668	-32.3%

Operating income:
IT Services	2,437	4,912	-50.4%	13,457	28,994	-53.6%
Commercial Staffing	3,048	3,019	1.0%	11,263	18,161	-38.0%

Total operating income	5,485	7,931	-30.8%	24,720	47,155	-47.6%

Corporate expenses	3,991	4,757	-16.1%	16,161	16,050	0.7%
Amortization of intangible assets	103	4,008	-97.4%	472	16,278	-97.1%
Restructuring and rationalization charges	5,666	11,449	-50.5%	8,278	16,134	-48.7%
Goodwill impairment	89,935	56,779	58.4%	89,935	56,779	58.4%

Total operating loss	$(94,210)	$(69,062)	36.4%	$(90,126)	$(58,086)	55.2%

SELECTED CASH FLOW INFORMATION:
Net cash provided by (used in) operating activities	$(2,465)	$18,316	-113.5%	$20,877	$55,590	-62.4%
Acquisition-related payments	—	1,500	-100.0%	—	10,120	-100.0%
Purchases of property and equipment, net	587	995	-41.0%	1,831	2,999	-38.9%
Borrowings (repayments) under credit facility	—	(1,000)	-100.0%	(16,000)	(31,000)	-48.4%

	Years Ended

	December 29,	December 30,
	2002	2001

SELECTED BALANCE SHEET INFORMATION:
Cash	$22,623	$17,557
Accounts receivable, net	76,178	87,088
Intangibles, net	103,734	478,836
Total assets	247,406	630,588

Current liabilities	72,738	58,745
Secured bank credit facility	103,000	119,000
Convertible subordinated notes	115,000	115,000
Total shareholders’ equity (deficit)	(52,348)	298,093

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PGA Announces Fourth Quarter Results

February 19, 2003

PERSONNEL GROUP OF AMERICA, INC.
Financial Highlights
(In thousands, except per share amounts)

	Quarters Ended		Years Ended

	December 29,	December 30,	December 29,	December 30,
	2002	2001	2002	2001

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES:
Operating income (loss) exclusive of goodwill impairment and restructuring and rationalization charges:
Operating loss	$(94,210)	$(69,062)	$(90,126)	$(58,086)
Goodwill impairment	89,935	56,779	89,935	56,779
Restructuring and rationalization charges	5,666	11,449	8,278	16,134

Operating income (loss) exclusive of goodwill impairment and restructuring and rationalization charges	$1,391	$(834)	$8,087	$14,827

Diluted average shares outstanding	26,838	26,666	26,756	26,503

Operating income (loss) exclusive of goodwill impairment and restructuring and rationalization charges per share	$0.05	$(0.03)	$0.30	$0.56

Earnings before interest, taxes, depreciation, amortization, goodwill impairment, restructuring and rationalization charges, and cumulative effect of change in accounting principle (EBITDA):
Net loss	$(96,016)	$(65,379)	$(350,527)	$(66,678)
Interest expense	4,330	3,810	17,301	18,278
Provision (benefit) for income taxes	(2,524)	(7,493)	603	(9,686)
Depreciation and amortization	1,920	5,832	7,124	23,913
Goodwill impairment	89,935	56,779	89,935	56,779
Restructuring and rationalization charges	5,666	11,449	8,278	16,134
Cumulative effect of change in accounting principle, net of taxes	—	—	242,497	—

EBITDA	$3,311	$4,998	$15,211	$38,740

Cash earnings per diluted share:
Net loss	$(96,016)	$(65,379)	$(350,527)	$(66,678)
Provision (benefit) for income taxes	(2,524)	(7,493)	603	(9,686)
Amortization	103	4,008	472	16,275
Goodwill impairment	89,935	56,779	89,935	56,779
Restructuring and rationalization charges	5,666	11,449	8,278	16,134
Cumulative effect of change in accounting principle, net of taxes	—	—	242,497	—

Adjusted loss	(2,836)	(636)	(8,742)	12,824
Tax effect	993	1,310	3,060	(3,278)

Cash basis net loss	$(1,843)	$674	$(5,682)	$9,546

Diluted average shares outstanding	26,838	26,666	26,756	26,503

Cash earnings per diluted share	$(0.07)	$0.03	$(0.21)	$0.36

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